Exhibit 99.1

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth Financial Corporation	Edward J. Lipkus III, Executive Vice President and Chief Financial Officer First Commonwealth Financial Corporation (724) 349-7220
DATE:	October 31, 2008

First Commonwealth Prices Stock Offering

INDIANA, PA., October 31, 2008 – First Commonwealth Financial Corporation (NYSE: FCF) announced that it has entered into an underwriting agreement for the sale of 10 million shares of common stock at a price of $10 per share for gross proceeds of $100 million, exclusive of the underwriters over-allotment option. The net proceeds of the offering after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $94.6 million.

The underwriters have been granted an option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any.

The company expects to close the transaction, subject to customary conditions, on or about November 5, 2008.

First Commonwealth intends to use the net proceeds from this offering to support the continued growth and related regulatory capital needs of First Commonwealth Bank and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the shares will be made only by means of a prospectus, copies of which may be obtained from Keefe, Bruyette & Woods, Equity Syndicate Department, at 787 Seventh Avenue, 4th Floor, New York, NY 10019 or by calling 1-800-966-1559.

About First Commonwealth

First Commonwealth Financial Corporation is a $6.2 billion bank holding company headquartered in Indiana, Pennsylvania. It operates 113 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This press release contains forward-looking statements with respect to the proposed offering of common stock by First Commonwealth Financial Corporation. Forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond the control of First Commonwealth and which may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Such risks and uncertainties include among other things: (1) adverse changes in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including recently announced government programs to make equity investments in financial institutions and actions by the Federal Deposit Insurance Corporation to increase insurance coverage of deposit accounts; (3) changes in the interest rate environment; and (4) adverse changes in economic conditions, either nationally or in First Commonwealth’s market areas.

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